PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated August 29, 2003	Registration No. 333-107946

$184,000,000

Lattice Semiconductor Corporation
Zero Coupon Convertible Subordinated Notes due July 1, 2010 and
the Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the selling securityholders of zero coupon subordinated notes due July 1, 2010 of Lattice Semiconductor Corporation and the shares of common stock, par value of $0.01 per share, of Lattice Semiconductor Corporation issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated August 29, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Goldman Sachs & Company	$4,000,000	2.2%	331,641	*

*Less than 1%
(1)  Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $12.0612 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.
(2)  Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 112,747,336 shares of common stock outstanding as of August 11, 2003, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.
(3)  Affiliate of a broker-dealer.

Any selling securityholder which is a "broker-dealer" will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Goldman Sachs & Company is a selling securityholder who is a registered broker-dealer and, as such, is an underwriter of the notes within the meaning of the Securities Act. Other than the performance of investment banking, commercial banking, advisory and other commercial services for us in the ordinary course of business, we do not have a material relationship with this broker-dealer and this broker-dealer does not have the right to designate or nominate a member or members of our board of directors. This securityholder purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities by the securityholder. To our knowledge, the selling securityholder who is an affiliate of a broker-dealer did not purchase the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 10 of the prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 5, 2004.